Filed in the Office of	Business Number E0421902016-9
Barbara K. Cegavske	Filing Number 20211675131
Secretary of State State Of Nevada	Filed On 8/11/2021 8:35:00 AM
	Number of Pages 3

DocuSign Envelope ID: 536CA0E2-A4B3-43B8-8F34-3A1A3AA32E1D

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State:

Venture Vanadium Inc.

Entity or Nevada Business Identification Number (NVID): NV20161568437

2. Restated or Amended and Restated Articles: (Select one)

(If amending and restating only, complete section 1,2 3, 5 and 6)

☐ Certificate to Accompany Restated Articles or Amended and Restated Articles

☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐ Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)

(If amending, complete section 1, 3, 5 and 6.)

☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box) ☐ incorporators ☐ board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 68.9%

☐ Officer's Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada:

Jurisdiction of formation:

Changes to takes the following effect:

☐ The entity name has been amended.
☐ The purpose of the entity has been amended.
☐ The authorized shares have been amended.
☐ Other: (specify changes)

☐ Dissolution
☐ Merger
☐ Conversion

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)

Date: 08/16/2021 Time: 1:00pm PT

(must not be later than 90 days after the certificate is filed)

5. Information Being Changed: (Domestic corporations only)

Changes to takes the following effect:

- [x] The entity name has been amended.
- [ ] The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- [ ] The purpose of the entity has been amended.
- [ ] The authorized shares have been amended.
- [ ] The directors, managers or general partners have been amended.
- [ ] IRS tax language has been added.
- [ ] Articles have been added.
- [ ] Articles have been deleted.
- [x] Other.

The articles have been amended as follows: (provide article numbers, if available)

Articles 1 & 3 have been amended as set forth on Exhibit A attached hereto.

(attach additional page(s) if necessary)

6. Signature: (Required)

X DocuSigned by: Jewell Sumrall

Signature of Officer or Authorized Signer

CEO

Title

X ______________________

Signature of Officer or Authorized Signer

Title

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

EXHIBIT A

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. The Articles of Incorporation of the Corporation are amended by deleting Article 1 in its entirety and replacing it with the following:

   1. Name of Corporation: Diamond Holdings, Inc.

2. The Articles of Incorporation of the Corporation are amended by deleting Article 3 in its entirety and replacing it with the following:

   3. Authorized Stock:

   The Corporation is authorized to issue one class of shares to be designated as "**Common Stock**". The Corporation has the authority to issue 75,000,000 total shares of Common Stock, $0.001 par value per share.

   Upon the filing and effectiveness of this Certificate of Amendment to the Articles of Incorporation of the Corporation with the Secretary of State of the State of Nevada (the "**Effective Time**"), each two (2) shares of Common Stock either issued and outstanding or held by the Corporation as treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the **"Reverse Stock Split"**). No fractional shares shall be issued in connection with the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, round up to the nearest whole number of shares in order to bring the number of shares held by such holder up to the next whole number of shares of Common Stock. No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (**"Old Certificates"**) shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above. After the Reverse Stock Split is effected, the Corporation shall be authorized to issue the number of shares of Common Stock as set forth above.